                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                 XL CAPITAL LTD
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
                                 XL CAPITAL LTD

                            ------------------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 11, 2001

                            ------------------------

                                                               Hamilton, Bermuda

April 6, 2001

TO THE CLASS A SHAREHOLDERS OF XL CAPITAL LTD:

    Notice is Hereby Given that the Annual General Meeting of Class A Shareholders ("Shareholders") of XL CAPITAL LTD (the "Company") will be held at the Executive Offices of the Company, XL House, One Bermudiana Road, Hamilton HM 11, Bermuda, on Friday, May 11, 2001, at 8:30 a.m. local time for the following purposes:

        1. To elect four Class III Directors to hold office until 2004;

        2. To appoint PricewaterhouseCoopers LLP, New York, New York, to act as the independent auditors of the Company for the fiscal year ending
    December 31, 2001;

        and

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only Shareholders of record, as shown by the transfer books of the Company at the close of business on March 30, 2001, are entitled to notice of and to vote at the Annual General Meeting.

    PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. A PROXY NEED NOT BE A SHAREHOLDER OF THE COMPANY. YOUR SHARES WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED IN THE PROXY STATEMENT. IF NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED "FOR" ITEMS 1 AND 2 IN THE PROXY.

                                          By Order of The Board of Directors,

                                          /s/ Paul S. Giordano

                                          Paul S. Giordano
                                          SECRETARY

                                 XL CAPITAL LTD
             XL HOUSE, ONE BERMUDIANA ROAD, HAMILTON HM 11, BERMUDA

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                   THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 11, 2001

                             ---------------------

                                                                   April 6, 2001

    The accompanying proxy is solicited by the Board of Directors of XL
CAPITAL LTD (the "Company") to be voted at the Annual General Meeting of
Class A Shareholders ("Shareholders") of the Company to be held on May 11, 2001 and any adjournments thereof.

    When such proxy is properly executed and returned, the Class A Ordinary Shares, par value U.S.$0.01 per share ("Ordinary Shares" or "Shares"), of the Company it represents will be voted at the meeting on the following: (1) the election of the four nominees for Class III Directors identified herein;
(2) the appointment of PricewaterhouseCoopers LLP, New York, New York ("Auditors"), to act as the independent auditors of the Company for the fiscal year ending December 31, 2001; and (3) such other business as may properly come before the meeting or any adjournments thereof.

    Any Shareholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Secretary of the Company in writing, by voting in person at the Annual General Meeting or by execution of a subsequent proxy, provided that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

    Shareholders of record as of the close of business on March 30, 2001 will be entitled to vote at the meeting. As of March 30, 2001, there were outstanding 125,107,254 Ordinary Shares entitled to vote at the meeting, with each Share entitling the holder of record on such date to one vote (subject to certain limitations set forth in the Company's Articles of Association--see "Beneficial Ownership").

    This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to Shareholders on or about April 6, 2001.

    Other than the approval of the minutes of the 2000 Annual General Meeting, the Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in this Notice of Meeting. If any such matter comes before the meeting, including any Shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

    Directors will be elected at the Annual General Meeting by a majority of the votes cast at the meeting by the holders of Shares represented in person or by proxy at the meeting, provided there is a quorum (consisting of holders of at least fifty percent (50%) of the outstanding Shares being present in person or by proxy). Approval of the appointment of the Auditors will be by similar vote.

                              BENEFICIAL OWNERSHIP

    The following table lists the beneficial ownership of each person or group who, as of a recent date, owned, to the Company's knowledge, more than five percent of the Company's Ordinary Shares outstanding. The table is based upon information contained in filings with the Securities and Exchange Commission.

                                                                          PERCENTAGE OF
                                                              NUMBER OF    OUTSTANDING
NAME AND ADDRESS                                               SHARES       SHARES(1)
----------------                                              ---------   -------------
Fidelity Management & Research..............................  9,609,000        7.7%
  82 Devonshire Street
  Boston, MA 02109

Capital Guardian Trust Company..............................  8,926,000        7.1%
  11100 Santa Monica Boulevard
  Los Angeles, CA 90025

Franklin Resources Incorporated.............................  8,433,000        6.7%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

Capital Research and Management Company.....................  8,193,000        6.6%
  333 South Home Street
  Los Angeles, CA 90071-1447

------------------------

(1) Each Ordinary Share has one vote, except that if, and so long as, the Controlled Shares (as hereinafter defined) of any person constitute ten percent (10%) or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of approximately ten percent (10%), pursuant to a formula specified in the Company's Articles of Association. "Controlled Shares" include, among other things, all Ordinary Shares which such person is deemed to beneficially own directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934).

                               BOARD OF DIRECTORS

    The Company's Articles of Association provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors.

    The term of office for each Director in Class III expires at the Annual General Meeting of the Company in 2001; the term of office for each Director in Class I expires at the Annual General Meeting in 2002; and the term of office for each Director in Class II expires at the Annual General Meeting in 2003; and at each Annual General Meeting the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

    In fiscal 2000, there were seven meetings of the Board and all incumbent Directors attended at least 75% of such meetings (other than two meetings the scheduled dates of which were changed) and of the meetings held by all committees of the Board of which they were a member.

    The Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee.

AUDIT COMMITTEE

    The Audit Committee of the Board of Directors meets with the Company's independent accountants to discuss the scope and results of their audit and to review the Company's financial reporting, accounting and control systems. The Audit Committee reviews the Company's reserving methodology and reserves. Each year the Audit Committee recommends to the Board an independent accounting firm to audit the financial statements of the Company. Messrs. Jeanbart, McNamara, Rance and Thornton (Chairman), Dr. Thrower and Sir Brian Corby comprise the Audit Committee. The Audit Committee met six times during fiscal 2000.

COMPENSATION COMMITTEE

    The Compensation Committee reviews the performance and compensation of senior corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also recommends to the Board restricted stock and option awards under the Company's stock incentive plans and benefits under other compensation plans of the Company. No member of the Compensation Committee is a member of management or eligible for compensation from the Company other than as a Director unless the Board of Directors determines that such compensation will not affect the independence of the Committee member. Messrs. Weiser (Chairman) Heap and Loudon comprised the Compensation Committee in 2000. The Compensation Committee met five times during fiscal 2000.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

    The Nominating and Corporate Governance Committee makes recommendations to the Board as to nominations for the Board (including qualifications and criteria for Board and Committee memberships) and compensation for Board and Committee members, as well as structural, governance and procedural matters. The Nominating and Corporate Governance Committee also reviews shareholder proposals, the performance of the Board, tenure and retirement policies of the Board and the Company's succession planning. Messrs. Esposito (Chairman), Clements, Heap, Loudon and O'Hara and Dr. Parker comprise the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met five times during fiscal 2000.

FINANCE COMMITTEE

    The Finance Committee establishes and recommends the financial policies of the Company and reviews the Company's capital management practices, dividend policy, mergers, acquisitions and divestitures, significant strategic investments and new business initiatives, as well as overall investment policy and performance. Messrs. Bornhuetter, Butt, Esposito, Glauber, Loudon (Chairman), O'Hara, Senter, Thornton and Weiser and Dr. Parker comprise the Finance Committee. The Finance Committee met eight times during fiscal 2000.

DIRECTORS COMPENSATION

    During fiscal 2000, all Directors, except for the Chairman of the Board and Directors who are also employees of the Company, received an annual fee of $35,000 plus $3,000 per meeting. Committee Chairmen received an annual fee of $3,000 and all Committee members received an attendance fee of $1,500 per meeting. Prior to the beginning of each fiscal year, Directors may elect to defer all or part of the Board annual retainer in increments of $5,000. Deferred payments are credited in the form of share units, calculated by dividing
110 percent of the deferred payment by the market value of the Company's Shares at the beginning of the fiscal year, in accordance with the terms of the Directors Stock & Option Plan, as amended. Alternatively, Directors may elect to receive their annual retainers in the form of Shares having a value equal to their annual fees.

    As of January 3, 2001 the following Directors elected to defer all or a portion of their annual retainer:

                                                                        SHARE
                                                             AMOUNT     UNITS
DIRECTORS                                                   DEFERRED   CREDITED
---------                                                   --------   --------
Ronald L. Bornhuetter.....................................  $35,000      440
Michael A. Butt...........................................  $35,000      440
Robert Clements...........................................  $35,000      440
Ian R. Heap...............................................  $25,000      314
John Loudon...............................................  $15,000      189
Daniel J. McNamara........................................  $35,000      440
Robert S. Parker..........................................  $35,000      440
John Thornton.............................................  $35,000      440
Ellen E. Thrower..........................................  $20,000      251
John W. Weiser............................................  $35,000      440

    On March 9, 2001, all non-employee Directors were granted 5,000 options exercisable at $80.00 per share (the fair market value on March 9, 2001) pursuant to the terms of the 1991 Performance Incentive Program, as amended and restated. In addition, a Retirement Plan for Non-Employee Directors (the "Retirement Plan") was implemented effective July 1, 1994, to provide the Directors with a pension on the termination of service for a period equal to the time served as a Director. The amount to be paid to each Director was to equal the annual retainer at the date of termination of service multiplied by the number of years served on the Board. Except in the case of two directors for whom the plan will continue, the Retirement Plan was terminated in 1997 and, under the Company's Stock Plan for Non-employee Directors (the "Stock Plan"), the present value of the accrued benefits of each Director under the Retirement Plan was converted into an equivalent amount of Ordinary Share units (each unit corresponding to one Ordinary Share). In addition, under the Stock Plan, as of December 1 of each year, Ordinary Share units are credited to the account of each non-employee Director (other than the Directors who continue to accrue benefits under the Retirement Plan). The number of Ordinary Share units credited each year is equal to the annual retainer fee divided by the fair market value of an Ordinary Share on each December 1. Benefits under the Stock Plan will be distributed in the form of Ordinary Shares following termination of a non-employee Director's service on the Board.

    Michael P. Esposito, Jr.'s annual compensation as Chairman of the Board with respect to fiscal 2000 comprised a salary of $350,000, pension contributions of $35,000, bonus of $450,000, a grant of 35,000 options at an exercise price of $80.00 per share and a restricted stock award of 6,500 shares.

CERTAIN TRANSACTIONS

    Certain Shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain of the Directors, have purchased insurance, reinsurance or other services from the Company's subsidiaries on terms the Company believes were no more favorable than those made available to non-affiliated customers.

    Through its subsidiaries, the Company has engaged and may continue to engage, in the ordinary course of its business, in insurance, reinsurance, investment or other transactions with subsidiaries of Marsh & McLennan Companies, Inc. (collectively, "Marsh") or companies in which Marsh has equity interests, including Marsh & McLennan Capital Corp.

    A subsidiary of the Company provides property catastrophe reinsurance to Island Heritage Insurance Company, Ltd., a Cayman Islands insurer ("Island Heritage"). Messrs. Clements and

Thornton, Directors of the Company, are directors of Island Heritage, and Messrs. Esposito, Loudon, O'Hara and Weiser are shareholders in Island Heritage. The Company believes that the reinsurance provided to Island Heritage is on terms no more favorable than those provided to other ceding companies.

    A subsidiary of the Company owns a 13 percent interest in Measurisk.com Inc., a New York limited liability company, of which Mr. Glauber is an officer, director and shareholder.

    The Company had a consulting agreement with Michael Butt, a Director of the Company, for a one year period from December 31, 1998. Mr. Butt's agreement was extended for an additional two years effective January 1, 2000. The consulting agreement provides that the duties and time commitments shall be as mutually agreed by the Company and Mr. Butt. Under the consulting agreement, Mr. Butt is entitled to an annual consulting fee of $535,000 and certain other benefits. Mr. Butt is subject to non-competition covenants during the term of his consulting agreement and thereafter for a period of 24 months.

    In connection with the acquisition in 1999 of NAC Re Corporation ("NAC Re") by the Company, NAC Re entered into a settlement agreement and a consulting agreement with Ronald L. Bornheutter, who had been Chairman of the Board and Chief Executive Officer of NAC Re and who became a Director of the Company. Pursuant to the settlement agreement, dated June 30, 1999, Mr. Bornheutter resigned from his position as Chairman of the Board of NAC Re, and NAC Re paid to Mr. Bornheutter a lump sum cash severance payment equal to $4,659,812. Under the terms of the settlement agreement, all of Mr. Bornheutter's outstanding stock options in NAC Re were converted into stock options in the Company, and NAC Re agreed to pay to Mr. Bornheutter, as a pension, $162,892 per year beginning in August 1999 for his lifetime and 50% of that amount per year to his surviving spouse for her lifetime. In addition, the settlement agreement provides that Mr. Bornheutter is entitled to the continuance of certain employee benefits. The consulting agreement extends for a term of two years from July 1, 1999. Under the consulting agreement, the duties of Mr. Bornheutter include rendering advice relating to the integration of NAC Re and the Company. In addition, pursuant to the consulting agreement, NAC Re pays to Mr. Bornheutter a fee of $250,000 per year, plus reimbursement of expenses and an office allowance.

    The Company has provided to Mr. O'Hara, a Director and the President and Chief Executive Officer of the Company, a facility to borrow up to $1 million from the Company. This facility does not bear interest unless Mr. O'Hara terminates his employment with the Company, at which time the interest will be the applicable United States Federal rate for long-term loans determined in accordance with Section 1274(d) of the United States Internal Revenue Code of 1986, as amended. The facility requires repayment of amounts drawn in ten annual installments.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company is not aware of any Director or officer who failed to file on a timely basis disclosure reports required by Section 16 of the Securities Exchange Act of 1934, except that certain Form 4 filings were filed after their date due.

                            I. ELECTION OF DIRECTORS

    At the Annual General Meeting, four Directors are to be elected to hold office until the 2004 Annual General Meeting of Shareholders. All of the nominees are currently serving as Directors and were appointed or elected in accordance with the Company's Articles of Association. The Directors of the Company will continue to serve in accordance with their previously appointed or elected terms.

    Unless authority is withheld by the Shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed below. All of the nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, principal occupation and other information concerning each Director is set forth below.

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES.

                    NOMINEES FOR WHOM PROXIES WILL BE VOTED

NOMINEES FOR CLASS III DIRECTORS FOR TERMS TO EXPIRE IN 2004:

    Michael A. Butt, age 58, has been a Director of the Company since
August 1998. Mr. Butt was formerly a director and the President and Chief Executive Officer of Mid Ocean Limited from June 1993 until its merger with the Company's predecessor company in August of 1998. Mr. Butt has served as a director of the Instituto Nazionale di Assicurazioni, Rome from November 1993 to December 1997, and the Bank of N.T. Butterfield & Son, Ltd. since October 1996. From 1992 to April 1993, Mr. Butt served as a director of Phoenix Securities Limited, a private investment banking firm based in London. From 1987 to 1992, he was a director of BAT Industries and Chairman and Chief Executive Officer of Eagle Star Holdings Plc and Eagle Star Insurance Company. From 1982 to 1986,
Mr. Butt was Chairman of Sedgwick Limited and Vice Chairman of Sedgwick Group
Plc.

    John Loudon, age 65, has been a Director of the Company since 1992.
Mr. Loudon has been Chairman of Caneminster Ltd., a British investment company, since 1991 and previously served as Chairman of Warrior International Limited from 1988 to 1991. Mr. Loudon also serves as a director of Heineken N.V., Derby Trust plc, Exel plc and XL Brockbank Group plc.

    Robert S. Parker, age 63, has been a Director of the Company since 1991. Dr. Parker is currently Dean Emeritus and Professor of the School of Business Administration at Georgetown University. He served as Dean of the School of Business Administration from 1986 to 1998. Previously he was a partner at McKinsey & Company, Inc. Dr. Parker also serves as a director of Middlesex Mutual Assurance Company.

    Alan Z. Senter, age 59, has been a Director of the Company since 1986.
Mr. Senter is presently Chairman of AZ Senter Consulting LLC, a financial advisory firm he founded in 1993, managed from 1993 to 1994, and from 1996 to the present. Mr. Senter served as Executive Vice President and Chief Financial Officer of Nynex Corporation from 1994 to 1997. Mr. Senter served as a director and Executive Vice President and Chief Financial Officer of International Specialty Products and GAF Corporation from 1992 to 1993. Mr. Senter previously served as the Vice President and Senior Financial Officer of Xerox Corporation from 1990 to 1992. Mr. Senter also serves as a director of InnoCap, NV, The US Army Science Board and the Theater Development Fund.

         DIRECTORS WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THIS MEETING

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2002:

    Ronald L. Bornhuetter, age 68, has been a Director of the Company since
June 1999. Mr. Bornhuetter served as Chairman of NAC Re from 1993 until 1999 and Chairman of the Board of NAC Reinsurance Corporation from 1990 until 1999, having served as a director of both since August 1985. From November 1996 through December 1998, he also served as Chief Executive Officer of NAC Re. From August 1985 through October 1996 he also served as President of NAC Re. Prior to joining NAC Re, Mr. Bornhuetter was Vice President-Finance of General Re Corporation and Senior Vice President and Comptroller of its subsidiary, General Reinsurance Corporation, having served as Chief Financial Officer of the Group. He is a Fellow and former President of the Casualty Actuarial Society; a member and former President of the American Academy of Actuaries and also served as Chairman of the Actuarial Standards Board. He is also a member of the International Actuarial Association, and a former Vice President and head of the U.S. delegation to its Ruling Council. He is also a member of ASTIN and AFIR. He served as Chairman of The Reinsurance Association of America from 1993 to 1994. He is a Director of Cybersettle.com Inc. ("Cybersettle"), Frontier Insurance Group and Denham Syndicate Management Limited and was a director of NAC Reinsurance International Limited from 1994 to 2000. He is presently a Trustee of The College of Wooster, Wooster, Ohio.

    Robert Clements, age 68, has been a Director of the Company since 1986.
Mr. Clements served as Chairman of Marsh & McLennan Risk Capital Corp. from 1994 to 1996. He served as President of Marsh & McLennan Companies, Inc. from 1992 to 1994, was a director of Marsh & McLennan Companies, Inc. from 1981 to 1997 and was Senior Principal of March & McLennan Capital from 1996 to February, 2001. Mr. Clements also serves as Chairman of Arch Capital Group Ltd., and as a director of Annuity and Life Re (Holdings), Ltd., Stockton Reinsurance Limited, Danish Re Holdings, Inc. and Newmarket, Inc. Mr. Clements is Chairman of the Board of Trustees of the College of Insurance and a member of the Rand Corp.'s President's Council.

    Michael P. Esposito, Jr., age 61, has been Chairman of the Board since 1995 and a Director of the Company since 1986. Mr. Esposito was Chairman of Inter-Atlantic Capital Partners, Inc. from 1998 to 2000. Mr. Esposito served as Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito served as a director of Mid Ocean Limited from 1995 to 1998 and currently serves as a director of Annuity and Life Re (Holdings), Ltd., Arch Capital Group Ltd., Forest City Enterprises and Cybersettle.

    Robert R. Glauber, age 61, has been a Director of the Company since
August 1998. Mr. Glauber served as a director of Mid Ocean Limited and has been the President and Chief Executive Officer of the National Association of Securities Dealers, Inc. since November, 2000. Mr. Glauber was a Lecturer at the John F. Kennedy School of Government, Harvard University, in Cambridge, Massachusetts, from 1992 until November of 2000. Mr. Glauber formerly was the Under Secretary at the U.S. Treasury Department, Washington, D.C., and was Professor of Business Administration at the Harvard Business School.
Mr. Glauber is a director of Moody's Corporation, Inc., various Dreyfus Corp. investment funds, the National Association of Securities Dealers, Inc., the Federal Reserve Bank of Boston and an officer and director of Measurisk.com, Inc.

    Paul Jeanbart, age 61, has been a Director of the Company since
August 1998. Mr. Jeanbart has been the Chief Executive Officer of Rolaco Group of Companies since 1977. Mr. Jeanbart also serves as a director of Rolaco Holdings S.A., Club Mediterranee S.A., Semiramis Hotel Co., Delta International Bank S.A. and SODEXHO Alliance S.A. and as President of Hotels Intercontinental Geneva, S.A. Mr. Jeanbart served as a director of Mid Ocean Limited from 1994 to 1998.

    Cyril Rance, age 66, has been a Director of the Company since 1990.
Mr. Rance served as President and Chief Executive Officer of the Bermuda Fire & Marine Insurance Co. Ltd. from 1985 to 1990. Mr. Rance also serves as a director of several hotel, communications, real estate and insurance companies located in Bermuda.

    Ellen E. Thrower, age 54, has been a Director of the Company since
December 1995. Dr. Thrower has been President and Chief Executive Officer of The College of Insurance since 1988. Dr. Thrower also serves as a Director on the Boards of Pennsylvania National, SCOR U.S. Corporation and United Educators Risk Retention Group, Inc.

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2003:

    Sir Brian Corby, age 71, has been a Director of the Company since
August 1998. Sir Brian served as Chief Executive Officer of Prudential Corporation plc from 1982 to 1990 and as Chairman of Prudential Corporation plc from 1990 to 1995. Among other positions he has held are President of the Confederation of British Industry, President of the Geneva Association and a director of the Bank of England. Sir Brian served as a director of Mid Ocean Limited from 1995 to 1998. Sir Brian served as the Chairman of XL Brockbank Group plc from 1997 to 1999 and is also Chairman of East of England Inward Investment Agency, Cambridge, England and a Director of Pan Holding SA, Luxembourg.

    Brian M. O'Hara, age 52, has been President and Chief Executive Officer of the Company since 1994 and a Director of the Company since 1986, having previously served as Vice Chairman of the Company from 1987 to 1994. He has also served as Chairman of XL Insurance Ltd since December 1995, having served as Chairman, President and Chief Executive Officer from 1994, as President and Chief Executive Officer from 1992, and as President and Chief Operating Officer from 1986. Mr. O'Hara served as a director of Mid Ocean Limited and currently serves as a director of Annuity and Life Re (Holdings), Ltd. and the Bermuda Commercial Bank Limited and a Trustee of the College of Insurance.

    John T. Thornton, age 63, has been a Director of the Company since 1988. Mr. Thornton has served as Executive Vice President and Chief Financial Officer of Wells Fargo (formerly Norwest Corporation) from 1987 to 1998. Mr. Thornton served as Executive Vice President and Financial Executive of Wells Fargo & Co. from December 1998 until November 1999. Mr. Thornton has been engaged in real estate development and investments from December 1999 to present.

    John W. Weiser, age 69 has been a Director of the Company since 1986.
Mr. Weiser served as Senior Vice President and Director of Bechtel Group, Inc. from 1980 to 1998. Mr. Weiser also served as President of Bechtel
Enterprises, Inc. from 1988 to 1992 and as General Counsel of Bechtel
Group, Inc. from 1980 to 1988 and from 1992 to 1994 and has been a Director of Fremont Group Inc. from 1986. He is currently Chairman of the Board of The Graduate Theological Union.

          EQUITY SECURITIES OWNED BENEFICIALLY AS OF FEBRUARY 28, 2001

    The following table summarizes the beneficial ownership as of February 28, 2001 of the Shares of the Company by each Director and executive officer of the Company for the year ended December 31, 2000, and all such Directors and executive officers of the Company as a group.

                                                           NUMBER OF    NUMBER OF
NAME                                                         SHARES     OPTIONS(1)   TOTAL(2)
----                                                       ----------   ----------   ---------
Ronald L. Bornhuetter(3).................................    118,797      259,709      378,506
Nicholas M. Brown, Jr....................................     22,452      403,407      425,859
Michael A. Butt..........................................    132,087      123,366      255,453
Robert Clements(4).......................................     46,990       21,993       68,983
Sir Brian Corby..........................................      2,653       14,066       16,719
Michael P. Esposito, Jr.(5)..............................     74,255      220,665      294,920
Robert R. Glauber........................................     11,251       20,198       31,449
Christopher V. Greetham(6)...............................     17,000      115,000      132,000
Ian R. Heap(7)...........................................     19,328       12,000       31,328
Paul Jeanbart(8).........................................    127,823       14,066      141,889
Henry C.V. Keeling.......................................    132,693      190,968      323,661
John Loudon..............................................      4,820       21,000       25,820
Robert R. Lusardi(9).....................................     14,200      215,000      229,200
Daniel J. McNamara.......................................     18,670        9,000       27,670
Brian M. O'Hara..........................................    358,650      917,543    1,276,193
Robert S. Parker.........................................      5,378       21,000       26,378
Cyril Rance..............................................      7,428       21,000       28,428
Alan Z. Senter...........................................      8,589       17,558       26,147
John T. Thornton.........................................     16,004       18,775       34,779
Ellen E. Thrower.........................................      2,944       19,000       21,944
John W. Weiser(10).......................................     36,694       21,000       57,694
All directors and executive officers of the Company as a
  group (21 individuals).................................  1,178,706    2,676,314    3,855,020

------------------------

(1) Includes Shares issuable upon exercise of outstanding options.

(2) To the Company's knowledge, no Director or executive officer had a beneficial ownership interest in excess of 1 percent of the outstanding Shares as of February 28, 2001. As a group, all Directors and executive officers of the Company had a beneficial ownership interest in approximately 3% of the outstanding Shares on the basis of the number of outstanding Shares as of Feburary 28, 2001.

(3) Includes 20,792 Shares that Mr. Bornhuetter owns indirectly.

(4) Includes 12,258 Shares that Mr. Clements owns indirectly.

(5) Includes 4,000 Shares that Mr. Esposito owns indirectly and 33,000 options assigned to members of his family.

(6) Includes 2,000 Shares that Mr. Greetham owns indirectly.

(7) Includes 4,000 Shares that Mr. Heap owns indirectly.

(8) Includes 125,644 Shares owned by Oryx Merchant Bank Limited in which Mr. Jeanbart has an indirect interest.

(9) Includes as options 40,500 Shares issuable upon the exercise of a warrant dated as of December 1, 1997 purchased by Mr. Lusardi from the Company. The warrant may be exercised in whole or in part from time to time at an exercise price equal to $61.50 per share until the close of business on November 30, 2007.

(10) Includes 7,000 options and 5,000 Shares assigned to a family partnership.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table shows the compensation of the five most highly compensated executive officers of the Company for services paid for or rendered with respect to fiscal 2000 to the Company and its subsidiaries in all capacities:

                                                                                       LONG-TERM COMPENSATION
                                                                                       -----------------------
                                                                                              AWARDS(2)
                                                   ANNUAL                              -----------------------
                                                COMPENSATION             OTHER         RESTRICTED   SECURITIES
                                            ---------------------        ANNUAL          STOCK      UNDERLYING
NAME AND PRINCIPAL POSITION        YEAR      SALARY      BONUS      COMPENSATION(1)      AWARD       OPTIONS
-------------------------------  --------   --------   ----------   ----------------   ----------   ----------
Brian M. O'Hara(4).............    2000     $900,000   $  950,000       $148,826       $1,040,000     75,000
  President and Chief              1999     $750,000   $1,750,000       $132,924              --     150,000
  Executive Officer of             1998     $650,000   $1,250,000       $123,065       $1,277,500     75,000
  the Company

Nicholas M. Brown, Jr(5).......    2000     $645,833   $  450,000             --       $ 400,000      50,000
  Executive Vice President         1999     $625,000   $  210,940             --       $1,000,000    101,000
  of the Company and
  Chief Executive of
  Insurance Operations

Robert R. Lusardi(6)...........    2000     $500,000   $  450,000       $183,355       $ 800,000      60,000
  Executive Vice President of      1999     $400,000   $  750,000       $171,342              --      85,000
    the
  Company and Chief Executive      1998     $316,000   $  600,000       $133,178       $1,779,500    130,000
    of
  Financial Products and
    Services

Henry C.V. Keeling(7)..........    2000     $450,000   $  275,000       $195,535       $ 480,000      50,000
  Executive Vice President of      1999     $400,000   $  550,000       $211,498              --      85,000
    the
  Company and Chief Executive      1998     $400,000   $  350,000       $188,588       $ 365,000      60,000
  of Reinsurance Operations

Christopher V. Greetham........    2000     $315,000   $  462,000       $114,664       $ 320,000      50,000
  Executive Vice President         1999     $300,000   $  625,000       $ 78,188       $ 100,000      40,000
  and Chief Investment             1998     $270,000   $  250,000       $ 91,369       $ 146,000      20,000
  Officer of the Company

                                    LONG-TERM COMPENSATION
                                 -----------------------------
                                            PAYOUTS
                                 -----------------------------
                                 LONG-TERM
                                 INCENTIVE       ALL OTHER
NAME AND PRINCIPAL POSITION       PAYOUTS     COMPENSATION(3)
-------------------------------  ----------   ----------------
Brian M. O'Hara(4).............         --       $   90,000
  President and Chief                   --       $   75,000
  Executive Officer of                  --       $   65,000
  the Company
Nicholas M. Brown, Jr(5).......         --       $   25,703
  Executive Vice President        $294,000       $1,054,568
  of the Company and
  Chief Executive of
  Insurance Operations
Robert R. Lusardi(6)...........         --       $   50,000
  Executive Vice President of           --       $   40,000
    the
  Company and Chief Executive           --       $   40,000
    of
  Financial Products and
    Services
Henry C.V. Keeling(7)..........         --       $   45,000
  Executive Vice President of           --       $   40,000
    the
  Company and Chief Executive           --       $   40,000
  of Reinsurance Operations
Christopher V. Greetham........         --       $   31,500
  Executive Vice President              --       $   30,000
  and Chief Investment                  --       $   27,000
  Officer of the Company

----------------------------------

(1) Mr. O'Hara received $96,000 for housing expenses in each of fiscal 2000, 1999 and 1998. Mr. Lusardi received $144,000 for housing expenses in each of fiscal 2000 and 1999 and $36,000 in fiscal 1998. Mr. Keeling received $144,000 for housing expenses in each of fiscal 2000 and 1999 and $134,000 in fiscal 1998. Mr. Greetham received $66,000 for housing expenses in fiscal 2000, 1999 and 1998.

(2) Restricted stock and option awards in respect of fiscal 2000 were made in March 2001.

(3) All other compensation relates to contributions to the Company's Pension Plans except, with respect to Mr. Brown, it also includes a $1,000,000 sign-on bonus upon the completion of the Company's merger with NAC Re.

(4) See "Board of Directors--Certain Transactions."

(5) Includes compensation for the period prior to the merger with NAC Re.

(6) Mr. Lusardi also served as Chief Financial Officer of the Company until February 2001.

(7) Includes compensation for the period prior to the merger with Mid Ocean Limited.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table shows the options granted in the last fiscal year to the five most highly compensated executive officers of the Company together with the potential realizable value at assumed rates of return:

                                                                                                            POTENTIAL REALIZABLE
                                                                                                              VALUE AT ASSUMED
                                                                                                               ANNUAL RATIO OF
                                                                                                                 STOCK PRICE
                                                                                                              APPRECIATION FOR
                                                                                                              INDIVIDUAL GRANTS
                                                              INDIVIDUAL GRANTS                                  OPTION TERM
                                    ---------------------------------------------------------------------   ---------------------
                                     NUMBER OF           % OF
                                    SECURITIES       TOTAL OPTIONS
                                    UNDERLYING        GRANTED TO           EXERCISE
                                      OPTIONS          EMPLOYEES        OR BASE PRICE
NAME                                GRANTED(1)    IN LAST FISCAL YEAR   (PER SHARE)(2)   EXPIRATION DATE       5%         10%
----                                -----------   -------------------   --------------   ----------------   --------   ----------
Brian M. O'Hara...................    25,245(3)            4.4              $48.56       December 1, 2001   $ 96,701   $  195,999
  President and Chief                 22,233(3)            3.8              $48.56       December 1, 2002   $143,240   $  297,479
  Executive Officer of the            43,500(3)            7.5              $48.56       December 1, 2003   $399,552   $  850,699
  Company                             40,827(3)            7.0              $48.56       December 1, 2004   $492,878   $1,076,524
                                      16,079(3)            2.8              $48.56       December 1, 2005   $242,720   $  544,101
                                      29,471(3)            5.1              $48.56       July 18, 2001      $ 84,061   $  168,805

Nicholas M. Brown, Jr.............        --                --                  --              --                --           --
  Executive Vice President of the
  Company and Chief Executive of
  Insurance Operations

Robert R. Lusardi.................
  Executive Vice President of the         --                --                  --              --                --           --
  Company and Chief Executive of
  Financial Products and Services

Henry C.V. Keeling................
  Executive Vice President                --                --                  --              --                --           --
  of the Company and Chief
  Executive of Reinsurance
  Operations

Christopher V. Greetham...........
  Executive Vice President                --                --                  --              --                --           --
  and Chief Investment
  Officer of the Company

------------------------------

(1) All options were granted under the Company's 1991 Performance Incentive Program.

(2) Market price at date of grant.

(3) Reload options granted on exercise of options through Share swaps.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table shows the options exercised during the last fiscal year by the five most highly compensated executive officers of the Company together with the number and value of unexercised options at December 31, 2000:

                                                                                                 VALUE OF UNEXERCISED
                                                                     NUMBER OF SECURITIES               IN THE
                                                                     UNDERLYING OPTIONS AT           MONEY OPTIONS
                                 SHARES ACQUIRED   IMPLIED VALUE       DECEMBER 31, 2000         AT DECEMBER 31, 2000
NAME                               ON EXERCISE       REALIZED      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                             ---------------   -------------   -------------------------   -------------------------
Brian M. O'Hara................      258,500(1)     $5,368,313          615,189/302,354         $26,099,057/$10,936,090
  President and Chief
  Executive Officer of
  the Company

Nicholas M. Brown, Jr..........           --                --          217,354/186,053           $9,533,203/$6,937,384
  Executive Vice President of
  the Company and Chief
  Executive of Insurance
  Operations

Robert R. Lusardi..............           --                --           148,334/66,666           $3,933,983/$2,261,642
  Executive Vice President
  of the Company and Chief
  Executive of Financial
  Products and Services

Henry C.V. Keeling.............           --                --           114,303/76,665           $3,158,979/$2,322,046
  Executive Vice President
  of the Company and Chief
  Executive of Reinsurance
  Operations

Christopher V. Greetham........           --                --            81,668/33,332           $2,886,910/$1,092,465
  Executive Vice President
  and Chief Investment
  Officer of the Company

------------------------------

*   No options have adjustable exercise prices.

(1) These options were exercised through the swap of 124,159 shares.

                            RESTRICTED STOCK GRANTS

    The following table shows the restricted stock grants held by the five most highly compensated executive officers at December 31, 2000:

                                                              NO. OF RESTRICTED    VALUE OF RESTRICTED
                                                               STOCK GRANTS AT       STOCK GRANTS AT
                                                              DECEMBER 31, 2000     DECEMBER 31, 2000
NAME                                                           VESTED/UNVESTED       VESTED/UNVESTED
----                                                          -----------------   ----------------------
Brian M. O'Hara.............................................    183,640/36,160    $16,045,545/$3,159,480
  President and Chief Executive
  Officer of the Company

Nicholas M.Brown, Jr........................................     24,885/13,415     $2,174,327/$1,172,136
  Executive Vice President of the Company and
  Chief Executive of Insurance Operations

Robert R. Lusardi...........................................     13,800/14,200         $1,205/775/$1,240
  Executive Vice President of the Company and
  Chief Executive of Financial Products and Services

Henry C.V. Keeling..........................................      18,795/5,000       $1,657,940/$436,875
  Executive Vice President of the Company and
  Chief Executive of Reinsurance Operations

Christopher V. Greetham.....................................       8,700/6,300         $760,162/$550,463
  Executive Vice President
  and Chief Investment Officer
  of the Company

RETIREMENT PLAN

    The Company, through a subsidiary, has a trusted noncontributory defined benefit pension plan covering all employees of certain of its subsidiaries in the U.S. Benefits are computed on the basis of a specified percentage of the individual's average total compensation, which includes salary and annual bonus awards for the thirty-six months of highest total compensation during the employee's last ten years of service. Benefits are computed on the basis of a "life and ten-year certain" annuity. The Company also maintains a Benefits Equalization Plan authorizing payment from the general funds of any benefits calculated under provisions of the Retirement Plan that are otherwise above the limitations provided by the Internal Revenue Code.

    The following table shows the estimated annual benefits payable upon normal retirement for specified average total compensation and years of credited service under the Retirement Plan and the Benefits Equalization Plan. Amounts disclosed are not subject to deduction for Social Security or other offset amounts.

                                               YEARS OF CREDITED SERVICE
AVERAGE TOTAL               ----------------------------------------------------------------
COMPENSATION                   15            20            25            30            35
------------                --------      --------      --------      --------      --------
$200,000..................   45,488        60,651        72,814        84,977        84,977

$400,000..................   93,488       124,651       149,814       174,977       174,977

$600,000..................  141,488       188,651       226,814       264,977       264,977

$800,000..................  189,488       252,651       303,814       354,977       354,977

$1,000,000................  237,488       316,651       380,814       444,977       444,977

$1,200,000................  285,488       380,651       457,814       534,977       534,977

$1,400,000................  333,488       444,651       534,814       624,977       624,977

    Mr. Brown currently has four full years of Credited Service and will have 23 years of Credited Service at Normal Retirement Age under the retirement plans. Current Compensation Covered is the equivalent of the salary reported in the Summary Compensation Table for fiscal 2000 and annual bonus for 1999 (and actually paid in 2000). See "Existing Employment Agreements and Termination of Employment and Change-in-Control Arrangements" for a description of the supplemental pension payable to Mr. Brown upon his retirement.

EXISTING EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND
  CHANGE-IN-CONTROL ARRANGEMENTS.

    The Company or one of its subsidiaries has entered into employment agreements with two of its executive officers: Mr. Keeling, Executive Vice President of the Company and Chief Executive of Reinsurance Operations, and Nicholas M. Brown, Jr., Executive Vice President of the Company and Chief Executive of Insurance Operations.

    Mr. Keeling's employment agreement provides for (i) a base salary which is subject to review for increase at the discretion of the Compensation Committee of the Board; (ii) an annual bonus of at least $50,000 determined by the Compensation Committee of the Board, based on criteria determined by the Compensation Committee of the Board; (iii) reimbursement for, or payment of, certain travel, living and other expenses; and (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time.

    Mr. Keeling's employment agreement expires on August 7, 2001. Mr. Keeling's agreement shall be automatically extended for an additional period of one year unless the Company or Mr. Keeling provides written notice at least six months prior to the then scheduled expiration date.

    Mr. Keeling's agreement further provides that, in the event of termination of his employment prior to the expiration date by reason of death or disability, Mr. Keeling (in the case of death, Mr. Keeling's spouse or estate) is entitled to receive his then current base salary through the end of the month in which his employment terminated. Mr. Keeling's estate shall be entitled to any annual bonus awarded but not yet paid and a PRO RATA bonus for the year of death, if the Compensation Committee of the Board so determines.

    In the event of termination of his employment without cause, Mr. Keeling shall receive his then-current base salary for a period of one year following the date of termination, plus any annual bonus awarded but not paid, and other rights and benefits as determined in accordance with the applicable terms of the relevant benefit programs, including the right to exercise options granted. If Mr. Keeling's employment is terminated for cause, he is entitled to receive his base salary through the date on which such termination for cause occurs and such other benefits as determined in accordance with the applicable terms of any benefit programs, including the right to exercise options granted to him then vested. Mr. Keeling may voluntarily terminate his employment prior to the expiration of the term and such termination shall be deemed a termination for cause.

    If Mr. Keeling is terminated (other than for cause) within the 12-month period following a Change in Control (as defined in his employment agreement) or terminates during such period for Good Reason (as defined in his employment agreement), he shall receive his current base salary and employee benefits for a period of two years, an amount equal to two times the largest annual bonus awarded to him in the three years prior to a Change in Control, the pro rata portion of the annual bonus that would have been paid to him for the year in which the Change in Control occurs and the right to exercise options granted.

    Mr. Brown's employment agreement provides for (i) a base salary which is subject to review for increase annually; (ii) annual bonus and stock option opportunities pursuant to the Company's incentive compensation plan;
(iii) reimbursement for or payment of certain relocation and other expenses and executive life insurance benefits; and (iv) the right to participate in such other employee or fringe benefit programs for senior officers as are in effect from time to time. Mr. Brown's employment agreement expires on June 30, 2003.

    Pursuant to his agreement, upon his retirement Mr. Brown will receive a supplemental pension equal to 50% of his average compensation, including base salary and annual bonus at target reduced by benefits payable to Mr. Brown under defined benefit plans of the Company or its affiliates or under defined benefit plans of Mr. Brown's prior employers. Any retirement benefit that is payable prior to age 60 shall be reduced by 5% per year to reflect its expected period of payment. This benefit is payable to Mr. Brown for his lifetime and, following his death, 50% of such amount is payable to his surviving spouse, if any, for her lifetime.

    If Mr. Brown's employment is terminated prior to March 1, 2002 (i) by the Company other than for material cause (as defined) or (ii) by Mr. Brown for good reason (as defined), Mr. Brown will receive, in addition to accrued benefits under his employment agreement, (i) service credit sufficient to meet the minimum service requirements under his supplemental pension and (ii) a lump sum payment equal to the sum of (x) his then current base salary plus (y) the amounts that would be paid to Mr. Brown under the annual and long-term incentive plans based on bonus targets, as in effect in June 1999, multiplied by the number of years (including fractions thereof) remaining from the acquisition by the Company of NAC Re to the end of the term of the agreement, plus interest to the payment date. Mr. Brown will also be entitled to an excise tax gross-up payment, if applicable. In addition, except in the event of death or disability or termination by the Company for cause (as defined), Mr. Brown will also be entitled to accelerated vesting of certain restricted stock and stock options granted under the Company's incentive compensation plans. If Mr. Brown's employment is terminated after February 28, 2002 but prior to the end of the employment term, (i) by the Company other than for cause or (ii) by Mr. Brown for good reason, Mr. Brown will receive, in addition to accrued benefits under his employment agreement, a lump sum payment equal to the sum of (x) his then current base salary, plus (y) his target bonus, multiplied by three. Good reason, as defined in the agreement includes, among other things, the failure to retain Mr. Brown's positions with the Company in effect as of the commencement of the agreement, termination of Mr. Brown's employment prior to March 1, 2002 as a result of death or disability, or an election by Mr. Brown to terminate his employment between September 1, 2001 and February 28, 2002, for any reason (or no reason).

    All grants of restricted shares and share options under the Company's incentive compensation plans automatically vest upon a Change in Control (as defined in such plans).

COMPENSATION COMMITTEE REPORT

    The Board of Directors and the Compensation Committee believe that the Company's success requires well qualified individuals who are creative, energetic and highly motivated and who relate well to the Company's customers and each other. The Compensation Committee is aware of the challenges of attracting and keeping such people, particularly in offshore, higher cost communities like Bermuda. Our compensation policies are designed to attract, retain and motivate the people the Company needs in the locations where it conducts its business.

    The competitiveness of the package is tested against peer companies in the United States with adjustments, where appropriate, to reflect offshore location. Base salary generally is set to be competitive in light of relevant market conditions and to recognize competency, proficiency and level of responsibility. The Company also provides pension and other benefits.

GLOBAL INCENTIVE COMPENSATION PLAN

    The Company maintains a Global Incentive Compensation Plan encompassing annual and long-term incentive compensation. The Plan reflects the Company's philosophy of giving greater weight to the variable, performance-linked elements of total compensation and lesser weight to the fixed elements. The Plan also seeks to motivate and reward individual and business unit performance, align business unit performance with overall corporate performance and reflect competitive compensation practices and levels.

    Implementation of the Plan began with the Company's operations in Bermuda and Ireland in 1999, continued in respect of other operations in 2000 and will encompass all relevant operations as soon as practicable. Certain operations continue to be governed by plans specific to their markets or plans in effect prior to their acquisition by the Company.

    Annual incentive compensation under the Global Incentive Compensation Plan takes the form of a corporate cash bonus pool allocated on the basis of corporate, business unit and individual performance. The corporate bonus pool is funded based on four weighted performance measures: (i) growth in cash earnings per share--40%; (ii) cash return on tangible equity--30%; (iii) total return on tangible equity--20%; and (iv) growth in book value per share, including dividends paid and excluding unrealized appreciation or depreciation of investments--10%. Performance is determined 65% on the Company's absolute performance against target rates in excess of a risk free rate of return approved by the Compensation Committee and 35% on the Company's relative performance as compared to a peer group of companies. The peer group is determined annually with the Compensation Committee's approval and includes leading property and casualty and financial guaranty insurers and reinsurers. The corporate bonus pool is funded at a level between 50% of the target pool for threshold performance up to 300% of the target pool for superior performance. In the event threshold performance is not achieved, a minimum pool would be funded to retain key management and staff. Superior performance will be achieved under the Plan only if the Company achieves all absolute performance measures and ranks at or above the 90th percentile compared to its peer group. The Compensation Committee may adjust the corporate bonus pool by a factor of plus or minus 25% based on its evaluation of strategic and other factors. Once determined, the corporate bonus pool is allocated to individual employees based on corporate, business unit and individual performance. In general, corporate and business unit performance receive greater weighting as the employee's level of responsibility increases.

    Long-term incentive compensation under the Plan seeks to align management with the interests of the Company's shareholders to create shareholder value over time. Long-term incentives under the Plan are annual stock option awards and periodic restricted stock grants, generally vesting equally over three and four years, respectively. The Compensation Committee approves stock option award guidelines that generally remain in place for three years. The guidelines are based on competitive practices and stock dilution considerations. Individual awards within the guidelines are determined by level of responsibility, corporate, business unit and individual performance, and other relevant factors. Restricted stock typically will be granted every two or three years at levels up to 20% of the value of an annual stock option award. Stock options and restricted stock also may be granted in connection with new hires, personnel retention following mergers or acquisitions, or in other special circumstances.

2000 COMPENSATION REVIEW

    Calculations under the Plan with respect to 2000 provided the Company with good ratings both in absolute and relative terms. In absolute terms, the Company achieved superior ratings for growth in cash earnings per share and for cash return on tangible equity and achieved a target rating for total return on equity. It failed to achieve the minimum goal for growth in book value per share. On a relative basis, the Company's aggregate performance placed it in approximately the 70th percentile compared to its peer group. On a positive note, the Company's stock price increased substantially during the year.

    On the whole, management considered it a fair year at best and the Compensation Committee concurred. While growth in cash earnings (the most heavily weighted factor) achieved a superior rating, that result had to be considered in light of the fact that 1999 earnings had been depressed by major windstorms in Europe. The year 2000 also saw continued deterioration in the Company's reinsurance book.

    The Compensation Committee, therefore, accepted management's recommendation for a reduction on the order of 30% in the incentive compensation calculated under the Plan. On the other hand, upward adjustments in the gross amount were required as a result of new hires as the Company expanded departments and entered new businesses.

    Incentive compensation was also reduced by reason of the change in the year used for calculating the results. For 2000, the Company used the calendar year for compensation calculations, to coincide with its new fiscal year. In 1999, calculations had been made on the basis of the then fiscal year ending
November 30. The European windstorms hit in late December 1999, after the 1999-year incentive calculations had been made and disseminated. The incentive compensation pool for 2000 was therefore reduced to reflect the impact of those storms on the earnings base used in incentive compensation calculations.

    Long-term incentives under the Plan took the form of both stock option awards and restricted stock grants. Management as well as the Compensation Committee were aware of the need to control dilution; at the same time the number of staff eligible for awards had grown. Hence initial awards were restricted to higher grade officers and employees and award guidelines under the Plan were generally reduced for each grade level.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    The Chief Executive Officer's compensation is determined under the Plan.
Mr. O'Hara's base salary was increased at the end of 2000 to reflect a merit increase and responsibility for a larger enterprise. In the judgment of the Compensation Committee, Mr. O'Hara continued to demonstrate exceptional leadership, attracting and retaining talented associates, guiding an ambitious strategic planning effort, overseeing a structural reorganization and laying the groundwork for the proposed significant acquisition in early 2001 of Winterthur International. However, Mr. O'Hara recommended, and the Committee with some upward modification concurred, that his incentive compensation be reduced in line with that of the rest of the organization to reflect the windstorm adjustment and the less than exceptional operating results described above.

                                          John W. Weiser, Chairman
                                          Ian R. Heap
                                          John Loudon

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly dollar change in the cumulative total Shareholder return on the Company's Shares (assuming reinvestment of dividends) from July 19, 1991 (the date on which the Company's Shares were first listed on the New York Stock Exchange) through December 31, 2000 as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property Casualty Index.

                       XL CAPITAL STOCK RETURNS VS MARKET

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

D0llars

          XL CAPITAL  S&P 500  S&P PROP AND CASUALTY
7/19/91          100      100                    100
11/30/91       106.3     98.9                   94.6
5/31/92        119.1    111.1                   99.1
11/30/92       158.8    117.1                  124.2
5/31/93        165.3      124                  129.1
11/1/93        154.8    128.9                  126.6
5/31/94        152.4    129.2                  125.8
11/30/94       137.8    130.3                  120.7
5/31/95        174.5    155.3                  146.8
11/30/95       236.1    178.4                  175.1
5/31/96        265.9    199.4                  175.6
11/30/96       294.5      228                  221.1
5/31/97        349.4      258                  252.9
11/30/97       491.8      293                  289.4
5/31/98        608.6    330.5                  301.3
11/30/98       614.8    355.1                  277.9
5/31/99        504.9    399.8                    260
11/30/99       430.9    429.2                    197
6/30/00        459.3    457.7                  191.8
12/31/00       749.2      418                    313

AUDIT COMMITTEE REPORT

    The primary purpose of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process of the Company and the role and responsibilities of the independent auditors. The Audit Committee is composed of six independent directors and operates under a written charter adopted and approved by the Board of Directors on May 12, 2000, attached in the Annex to this Proxy Statement.

    It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors, as appropriate. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations and the Company's Code of Ethics or to set or determine the adequacy of the Company's reserves.

    Based on the Audit Committee's review of the audited financial statements, its discussions with management regarding the audited financial statements, its receipt of written disclosures and the letter from independent auditors required by Independence Standards Board Standard
No. 1, its discussions with the independent auditor regarding such auditor's independence, the audited financial statements, the matters required to be discussed by the Statement on Auditing Standards 61 as amended and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for such fiscal year.

                                          AUDIT COMMITTEE
                                          John T. Thornton, Chairman
                                          Sir Brian Corby
                                          Paul Jeanbart
                                          Daniel J. McNamara
                                          Cyril Rance
                                          Ellen E. Thrower

AUDIT FEES

    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 were $1.8 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    PricewaterhouseCoopers LLP billed $8.0 million for professional services rendered to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

    The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000 were $2.8 million.

GENERAL

    The Committee considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services performed by the independent auditors is compatible with maintaining PricewaterhouseCoopers LLP's indpendence.

                    II. APPOINTMENT OF INDEPENDENT AUDITORS

    The Audit Committee and the Board of Directors have recommended the appointment of PricewaterhouseCoopers LLP, New York, New York, as the independent auditors of the Company for the fiscal year ending December 31, 2001. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPOINT PRICEWATERHOUSECOOPERS LLP, NEW YORK, NEW YORK.

               III. SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    Shareholder proposals intended for inclusion in the Proxy Statement for the 2002 Annual General Meeting of Shareholders should be sent to the Company's Secretary at XL House, One Bermudiana

Road, Hamilton HM 11, Bermuda and must be received by December 7, 2001. In addition, if a shareholder intends to present a proposal at the 2002 Annual General Meeting other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and if the proposal is not received by the Company's Secretary by February 20, 2002, then the proxies designated by the Board of Directors of the Company for the 2002 Annual General Meeting of Shareholders may vote in their discretion on any such proposal any Shares for which they have been appointed proxies without mention of such matter in the Proxy Statement for such meeting or on the proxy card for such meeting.

    Any Shareholder entitled to vote at a meeting may nominate persons for election as Directors if written notice of such intent is delivered or mailed, postage prepaid, and received by the Secretary at the principal executive offices of the Company not less than 5 days nor more than 21 days before the date appointed for such meeting. The shareholder notice must include the following information about the proposed nominee: (a) name, age, and business and residence addresses; (b) principal occupation or employment; (c) class and number of Shares or securities of the Company beneficially owned; and (d) any other information required to be disclosed in solicitations of proxies pursuant to Regulation 14A of the Securities Exchange Act of 1934, including the proposed nominee's written consent to serve if elected. The notice must also include information on the Shareholder making the nomination, including such Shareholder's name and address as it appears on the Company's books and the class and number of Shares of the Company beneficially owned. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

                               IV. OTHER MATTERS

    While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

PROXY SOLICITATION

    The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by Directors, officers and employees of the Company and its subsidiaries without receiving additional compensation. In addition to the foregoing, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements of that firm. Upon request, the Company will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

    THE COMPANY WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS FORM 10-K REPORT THAT IT FILES ANNUALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY AT XL HOUSE, ONE BERMUDIANA ROAD, HAMILTON HM 11, BERMUDA.

                                          As ordered,

                                          [LOGO]

                                          Brian M. O'Hara
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                           ANNEX

                                 XL CAPITAL LTD

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

    The Board of Directors shall designate annually an Audit Committee comprised of three or more Directors, each of whom is independent of management and the Company and free of any relationship which, in the opinion of the Board of Directors, would interfere with the Director's exercise of independent judgment as a Committee member. The Audit Committee shall comply with all applicable rules and regulations of the New York Stock Exchange.

PURPOSE

    The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management and the independent auditors in the financial reporting process of the Company. Without limiting the foregoing, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations and the Company's Code of Ethics or to set or determine the adequacy of the Company's reserves.

MEETINGS

    The Committee shall meet at least four times each year, or more frequently as circumstances dictate. In order to foster open communications, the Committee shall meet at least annually with management, the director of the internal audit department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

RELATIONSHIP WITH INDEPENDENT AUDITORS

    The Company's independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, and the Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. Additionally, the Audit Committee shall:

    - Obtain from the independent auditors each year a formal written statement delineating all relationships between the auditors and the Company;

    - Periodically engage in a dialogue with and require disclosure from the independent auditors regarding all relationships or services that may impact the objectivity and independence of the auditors; and

    - Recommend that the Board of Directors take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

RESPONSIBILITIES

    The Audit Committee shall:

        Review with Company management and the independent auditors the proposed overall plan and scope of the Company's annual audit, the adequacy of the Company's system of internal controls, and the Company's audited financial statements and related disclosures.

        Discuss with the independent auditors their judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting and any recommendations made by the Company's independent auditors concerning its system of internal controls.

        Approve the fees and expenses of the independent auditors in connection with the Company's annual audit and review the fees and expenses of the independent auditors in connection with services rendered apart from the annual audit.

        Review annually with the General Counsel and the Compliance Director the Company's Code of Ethics, as well as the administration, training, monitoring and auditing of the related Compliance Program.

        Review any exceptions to the Company's Code of Ethics and the actions management has taken to resolve the exceptions.

        Review with the Company's General Counsel any legal, regulatory and environmental matters that may have a material impact on the Company's financial statements.

        Review the activities of the Company's internal audit department, including the proposed annual audit plan, periodic progress reports on the status of the plan, and summaries of any significant issues raised during the performance of internal audits.

        Review the reserving methodology and process of the Company and the Company's reserves, together with internal or external actuarial reports or studies.

        Review and assess the adequacy of the Audit Committee Charter on an annual basis.

        Review and assess compliance with all applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange specifically applicable to the composition and responsibilities of the Audit Committee.

        Review the effects of new and proposed accounting standards applicable to the Company.

        Perform such other activities as the Committee or the Board of Directors may from time to time deem necessary or appropriate.

                                 XL CAPITAL LTD
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


P R O X Y

      The undersigned Shareholder of XL Capital Ltd hereby appoints Brian M. O'Hara or, failing him, Paul S. Giordano to be its proxy and to vote for the undersigned on all matters arising at the meeting or any adjournment thereof and to represent the undersigned at the Annual General Meeting of Shareholders of XL Capital Ltd to be held on May 11, 2001 in Hamilton, Bermuda.

      THE SHARES REPRESENTED HEREBY WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED HEREIN. IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" ITEMS 1 AND 2 ON THE REVERSE HEREOF, ALL SAID ITEMS BEING FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

              (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

[X]  PLEASE MARK YOUR VOTE
     AS INDICATED IN THIS EXAMPLE.

--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

1. To elect the following four Nominees as Class III               FOR     AGAINST
   Directors to hold office until 2004                             [ ]       [ ]

   M. Butt    R. S. Parker
   J. Loudon  A. Z. Senter

(INSTRUCTION: To withhold authority to vote for any nominee listed, write that nominee's name in the space provided below)

------------------------------------------------------

2. To appoint PricewaterhouseCoopers LLP, New York, to             FOR     AGAINST        ABSTAIN
   act as the Independent Auditors of the Company for              [ ]       [ ]            [ ]
   the fiscal year ending December 31, 2001.


                        DATE:                                            , 2001
                             --------------------------------------------

                        -------------------------------------------------------

                        -------------------------------------------------------
                                            (SIGNATURE(S)


                        IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer, or in a fiduciary capacity, please indicate the capacity in which you are signing.